                           WARRANT FOR _______ SHARES
                                       OF
                                  COMMON STOCK
                                       OF
                          ELECTRONIC HAIR STYLING, INC.

THIS WARRANT is issued as of November 6, 1995, by ELECTRONIC HAIR STYLING, INC., a Washington corporation, located at One Lovell Avenue, Mill Valley, CA 94941 (the "Company"), to [INVESTOR] (the "Investor"), whose address is [ADDRESS], pursuant to that certain Investment Agreement between the Company and Investor dated as of November 1, 1995 ("Investment Agreement").

     NOW, THEREFORE, for consideration received:

          1. WARRANTS. The Company hereby certifies that Investor is entitled to purchase [# SHARES] shares of Company's $.01 par value Common Stock (the "Common Stock"), on the terms and conditions set forth below, for a price of $2.00 per share. The term "Warrants herein means Investor's right hereunder to purchase shares of Common Stock.

          2. TERM OF WARRANTS. The Warrants may be exercised at any time or from time to time commencing six months after the date hereof and, unless exercised, will expire at the close of business on November 30, 1998 (the "Effective Period").

          3.   NONTRANSFERABILITY OF WARRANTS.

     THE WARRANTS REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THE WARRANTS NOR THE UNDERLYING SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, AND THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

          4. METHOD OF EXERCISING WARRANT. The Warrants may be exercised by giving written notice to the Company any time during the Effective Period at its office at One Lovell Avenue, Mill Valley, California 94941, Attention:
Secretary. Such notice shall state the number of Warrants being exercised, be signed by the Investor, and be accompanied by payment is full of the exercise price (in cash or by certified check). The Company shall issue a certificate or certificates representing such shares in Investor's name or such other name as Investor directs, and deliver such certificate(s) as soon as practicable after the notice and payment is received. The shares represented by such certificate(s) shall be deemed fully paid and nonassessable. The Investor shall not any of the rights of a stockholder of the Company with respect to the shares underlying the Warrants until certificates for such shares shall have been issued to him.

          5. LIMITATION ON EXERCISE. Notwithstanding Paragraph 4, if a current registration statement is not in effect with the Securities and Exchange Commission for the shares underlying the Warrants and/or qualification with or approval from applicable state securities agencies has not been obtained with respect to such shares, the Warrants may not be exercised unless an exemption from registration or qualification for the transaction is available in the opinion of counsel for the Company. The Company has agreed to register the shares underlying the Warrants under certain circumstances, as set forth in the Investment Agreement.

          6. STOCK SPLITS, MERGERS, ETC. (a) In case of any stock split, reverse split or stock dividend or similar transaction which increases or decreases the number of outstanding shares of the Common Stock, appropriate adjustment will be made by the Board of Directors to the number of shares which may be purchased hereunder, using the same factor as was applied to the outstanding shares of Common Stock.
          (b) In the case of a merger of the Company with a subsidiary, parent or other affiliated company, wherein such other company will be the surviving corporation, the Company shall require, as part of the merger, that the surviving corporation assume the Company's obligations under this agreement, except that in such event, on the exercise of the Warrants, the stock issued would be stock of the surviving corporation, and the number of shares to be issued would be adjusted by the same factor or ratio that was applied to each share of Common Stock in the merger.

          The price paid per share to exercise a warrant after a stock split or
exchange would be determined as follows:     W x $2.00
                                             ---------
                                                N
(where W equals the total number of shares subject to this Warrant and N equals the total number of shares which could be purchased pursuant to this Warrant after the split or merger.) For example, if Investor has Warrants to purchase 1,000 shares at $2.00 per share, and the Common Stock has been split or exchanged using a factor of .65, then after the split or merger Investor would be entitled to purchase 650 shares, and the price per share would be $3,077. The total price for exercising all the Warrants would be same--$2,000.
          (c) In the case of a merger or similar transaction with an unaffiliated company which results in a replacement of the Company's Common Stock with stock of another corporation, the Company shall use its best efforts to replace the Warrants with comparable warrants to purchase the stock of such other corporation.

          7. GENERAL. The Company, or its successor, shall at all times during the Effective Period reserve and keep available such number of shares of the Common Stock as will be sufficient to satisfy the requirements of this Warrant, shall pay all original issue taxes with respect to the issuance of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

          8. NOTICES. Any notice relating to this Warrant shall be in writing and delivered in person or by first class mail, postage prepaid, to the party at the address of the party set forth in on the first page hereof. A notice shall be deemed to have been given on the date it is received. Anyone to whom a notice may be given under this agreement may designate a new address by notice to that effect.

          9. ENFORCEABILITY: GOVERNING LAW. This Warrant shall be finding upon the Company its successors and assigns, and shall be governed by the laws of the State of Washington.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer of the Company as of the day and year first above written.


                                        ELECTRONIC HAIR STYLING, INC., a
                                        Washington corporation


                                        By:
                                           ----------------------------------
                                             Don Hoff, Chairman


                                        2